Exhibit 3.1




                Restated Articles of Incorporation
                                of
                       Plastics Mfg. Company



 Article 1. The name of the corporation is Plastics Mfg. Company.

 Article 2. The corporation shall have authority to issue 15,000,000 shares.

 Article 3. The street address of the registered office is:

               W188 N11707 Maple Road
               Germantown, Wisconsin 53022

 Article 4. The name of the registered agent at the above registered office is:

               Mark G. Sellers